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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 June 27, 2001


                       (Date of earliest event reported)


                                CMI Corporation
                                ---------------
            (Exact name of registrant as specified in its charter)

      Oklahoma                                    1-5951            73-0519810
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(State or other jurisdiction                    (Commission       (I.R.S. Employer
 of incorporation)                              File Number)      Identification No.)

I-40 and Morgan Road, P. O. Box 1985, Oklahoma City, Oklahoma           73101
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(Address of principal executive offices)                              (Zip Code)

                                 (405) 787-6020
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               Registrant's telephone number, including area code
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Item 5.  Other Events

     On June 27, 2001, CMI Corporation ("CMI") entered into an Agreement and
Plan of Merger (the "Merger Agreement") with Terex Corporation ("Terex") and its wholly-owned merger subsidiary which provides for, and sets forth the terms and conditions of, the merger (the "Merger") of the merger subsidiary with and into CMI. As a result of the Merger, CMI will become a wholly-owned subsidiary of Terex.

     In the Merger, each share of CMI Voting Class A Common Stock and CMI Voting
Common Stock (collectively, "CMI Common Stock") will be exchanged for 0.16 of a share of Terex common stock, $0.01 par value per share, subject to a downward adjustment if the consolidated net debt of CMI exceeds $75.25 million as of the end of the last business day of the last full week immediately preceding the closing (the "Net Debt Determination Date").  If CMI's consolidated net debt as of the Net Debt Determination Date is greater than $75.25 million but no more than $90.0 million, then the exchange ratio will range from 0.16 to 0.1458.  If
CMI's consolidated net debt on the Net Debt Determination Date is greater than
$90.0 million, then the exchange ratio will be further reduced by approximately
 .0021 for each $1.0 million that CMI's consolidated net debt exceeds $90.0 million.
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     The Merger is subject to customary closing conditions, including the consent of CMI shareholders and necessary regulatory approvals, and is expected to close during the third quarter of 2001.

     Terex is a diversified global manufacturer based in Westport, Connecticut, with 2000 revenues in excess of $2 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment.

     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto and incorporated by reference herein.


                                Investor Notices
                                ----------------

     Investors and securities holders are advised to read the proxy statement/prospectus that will be included in the Registration Statement on Form
S-4 to be filed with the SEC in connection with the proposed merger because it will contain important information.  Investors and securities holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by CMI and Terex with the SEC at the SEC's website at
www.sec.gov.  The proxy statement/prospectus and such other documents (relating
------------
to CMI) may also be obtained for free from CMI by directing such request to:
CMI Corporation, P. O. Box 1985, Oklahoma City, OK 73101, attention:  Jim D.
Holland, telephone: (405) 787-6020.

     CMI and its directors and executive officers may be considered
"participants in the solicitation" of proxies from CMI's shareholders in connection with the Merger. Information regarding such persons and a description of their interests in the Merger will be contained in the proxy statement/prospectus to be filed with the SEC.

     Statements of CMI's or managements's intentions, beliefs, anticipations, expectations and similar expressions concerning future events contained in this report constitute "forward-looking statements," as that term is defined in the U.S. federal securities laws. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe,"
"estimate," and "continue" or similar words. Although CMI believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause CMI's actual performance and operating results to differ materially from CMI's expectations include, among others, levels of funding for highway construction and rehabilitation; the outcome of CMI's patent infringement lawsuits with Cedarapids, Inc.; CMI's ability to comply with its forbearance agreements with its lenders and extend or replace existing financing; adverse weather conditions; the level of protection provided by patents and other proprietary rights issued, licensed, or sublicensed to CMI;
the impact of various types of governmental regulation, domestic and foreign;
competitive factors; CMI's ability to successfully integrate and manage profitably the businesses acquired in 2000; the overall economic environment, domestically and overseas; and whether the investments and cost-cutting initiatives implemented by CMI in 2000 are successful.
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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c) Exhibits.

              2.1   Agreement and Plan of Merger dated as of June 27, 2001 among
                    CMI Corporation, Terex Corporation and Claudius Acquisition
                    Corp. (The Disclosure Schedule to the Agreement and Plan of
                    Merger is not being filed herewith. The Registrant agrees to furnish supplementally a copy of the omitted Disclosure
                    Schedule to the Securities and Exchange Commission upon request.)


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CMI CORPORATION



Date: June 29, 2001                    By: /s/ Jim D. Holland
                                           -------------------------------------
                                           Jim D. Holland, Senior Vice President